Exhibit 4.4
COLLATERAL PLEDGE AND SECURITY AGREEMENT
     THIS COLLATERAL PLEDGE AND SECURITY AGREEMENT, dated as of June 30, 2009 by and between 30 WEST PERSHING, LLC, a limited liability company duly organized and validly existing under the laws of the State of Missouri (the “Pledgor”), and KEYBANK, NATIONAL ASSOCIATION, individually and as administrative agent (the “Agent”) for itself and the lenders under the Credit Agreement described below (the “Lenders”), having an address at 224 Franklin Street, 18th Floor, Boston, Massachusetts 02110. The Agent and the Lenders are herein collectively referred to from time to time as the “Secured Parties.”
W I T N E S S E T H:
     WHEREAS, the Pledgor owns 100% of stock of the following entities: EPT Pensacola, Inc., a Missouri corporation (“Pensacola”), and EPT Huntsville, Inc., a Delaware corporation (“Huntsville”), all as listed on Schedule I attached hereto; and
     WHEREAS, Pensacola, Huntsville and Pledgor, along with Entertainment Properties Trust, a real estate investment trust duly organized and validly existing under the laws of the State of Maryland (“EPR”), and certain other subsidiaries of EPR (jointly and severally the “Borrower”) are party to that certain Amended and Restated Master Credit Agreement, dated as of the date hereof (as amended from time to time, the “Credit Agreement”), by and among Borrower and the Secured Parties, pursuant to which the Secured Parties agreed, subject to the terms and conditions set forth therein, to make those certain Loans, as defined in the Credit Agreement (the “Loans”) to the Borrower; and
     WHEREAS, the obligation of the Lenders to make the Loans to the Borrower is subject to the conditions, among others, that the Pledgor shall execute and deliver this Agreement and grant the pledge and security interest hereinafter described;
     NOW, THEREFORE, in consideration of the willingness of the Secured Parties to enter into the Credit Agreement and of the Lenders to agree, subject to the terms and conditions set forth therein, to make the Loans to the Borrower pursuant thereto, which benefits and furthers the conduct, promotion and attainment of the business of the Pledgor and for other good and valuable consideration, receipt of which is hereby acknowledged, it is hereby agreed as follows:
     1. Defined Terms. Except as otherwise expressly defined herein, all capitalized terms shall have the meanings ascribed to them in the Credit Agreement.
     2. Security Interest. The Pledgor hereby pledges, assigns and grants a security interest in, to the Agent for itself and for the ratable benefit of the other Secured Parties, all of its right, title and interest (economic, non-economic, ownership and otherwise) in each of Pensacola and Huntsville (collectively, the “Pledged Entities”, and each, individually, a “Pledged Entity”) as listed on Schedule I attached hereto (the “Pledged Collateral”) (together with the appropriate powers duly endorsed in blank), including without limitation any of (i) the Pledgor’s interest (whether direct or indirect) in the property of each of the Pledged Entities, (ii) the Pledgor’s interest in the capital of each of the Pledged Entities, (iii) the Pledgor’s right to receive dividends or distributions by each of the Pledged Entities (whether in cash or in property and whether during the continuation of or on account of liquidation of any of the Pledged Entities) and (iv) all other of the Pledgor’s rights in the Pledged Collateral and any and all income or proceeds therefrom, and the Pledgor hereby grants to the Agent for itself and for the ratable benefit of the other Secured Parties a security interest in all of the Pledged Collateral as security for the due and punctual payment and performance of the Secured Obligations described in Section 3 hereof.
     3. Secured Obligations. The security interest hereby granted shall secure the due and punctual payment and performance of the following liabilities and obligations of the Borrower (herein called the “Secured Obligations”):
          (a) Principal of and premium, if any, and interest on the Loans;
          (b) Any and all other obligations of any Borrower to the Secured Parties under the Credit Agreement or any Loan Document or under any agreement or instrument relating thereto, all as amended from time to time, including without limitation any hedging agreement entered into in connection with the Credit Agreement or any Loan Document; and
          (c) Any and all other fees, premiums, penalties, guaranteed obligations, liabilities, undertakings and Indebtedness of any Borrower to the Secured Parties or any of them, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter arising, including, without limitation, any costs and expenses (including without limitation reasonable attorneys’ fees) incurred by the Secured Parties or any of them in attempting to collect or enforce any of the forgoing, in each case arising under or otherwise related to this Agreement, the Credit Agreement and/or any of the other Loan Documents.
     4. Special Warranties and Covenants of the Pledgor. The Pledgor hereby warrants and covenants to the Secured Parties with respect to the Pledged Collateral that:
          (a) The Pledged Collateral is duly and validly pledged with the Agent for the benefit of the Secured Parties in accordance with law and, assuming the Lenders and/or the Agent have taken the steps necessary to perfect their security interests under the Loan Documents, the Agent for the benefit of the Secured Parties has a perfected security interest in such Pledged Collateral (which perfected security interest is a first priority security interest with respect to all Pledged Collateral), and the Pledgor warrants and will defend the Secured Parties’ right, title and security interest in and to the Pledged Collateral against the claims and demands of all Persons whomsoever, except as permitted by the Credit Agreement.
          (b) The Pledgor has good title to the Pledged Collateral, free and clear of all Liens.
          (c) All of the Pledged Collateral has been duly and validly issued and is fully paid and nonassessable.
          (d) The Pledged Collateral constitutes all of Pledgor’s entire right, title and interest (economic, non-economic, ownership and otherwise) in the amount and percentage of shares of the presently issued ownership interest of each Pledged Entity, as set forth on Schedule I.

          (e) If any additional ownership interests of any class of any Pledged Entity or other equity securities of any Pledged Entity are acquired by the Pledgor after the date hereof, all of the Pledgor’s right, title and interest in same shall constitute Pledged Collateral and shall be deposited with and pledged to the Agent for itself and for the benefit of the other Secured Parties as provided in Section 2 hereof simultaneously with such acquisition.
          (f) The Pledgor will not sell, convey or otherwise dispose of any of the Pledged Collateral, nor will the Pledgor create, incur or permit to exist any Lien with respect to any of the Pledged Collateral or the proceeds thereof, other than Liens with respect to the Pledged Collateral created hereby or Liens which are otherwise permitted under the Loan Documents and except as permitted by the Credit Agreement.
          (g) The Pledgor will not consent to or approve the issuance of any ownership interests of any class of any Pledged Entity, except for the issuance of ownership interests to the Pledgor as permitted by and in accordance with the terms of the Credit Agreement, provided that any such additional ownership interests shall be deposited with and pledged to the Agent for itself and for the benefit of the other Secured Parties simultaneously with such issuance as provided in Section 2 hereof.
          Notwithstanding the foregoing, except as expressly stated in the Credit Agreement or this Agreement, Pledgor makes no representation or warranty to Lender, Agent or any transferee of the Pledged Collateral, regarding the merits or risks of an investment in the Pledged Collateral.
     5. Dividends, Distributions and Voting, etc. Provided there exists no Event of Default (defined below) and except as expressly stated in the Credit Agreement or this Agreement, all cash remaining after meeting the Loan Debt Service requirements and any other requirements as may be required pursuant to the Credit Agreement, may be distributed to Pledgor in the ordinary course. If an Event of Default exists upon the dissolution, winding up, liquidation or reorganization of the Borrower whether in bankruptcy, insolvency or receivership proceedings or upon an assignment for the benefit of creditors or any other marshaling of the assets and liabilities of the Borrower or otherwise, and any sum shall be paid or any property shall be distributed upon or with respect to any of the Pledged Collateral, such sum shall be paid over to the Agent for the benefit of the Secured Parties as collateral security for the Secured Obligations. In case any dividend shall be declared on any of the Pledged Collateral payable in ownership interests, or any share of ownership interest or fraction thereof shall be issued pursuant to any split involving any of the Pledged Collateral, or, if an Event of Default exists, any dividends and distribution of capital or profits shall be made on any of the Pledged Collateral, or any property shall be distributed upon or with respect to the Pledged Collateral, all right, title and interest in the ownership interest, the cash or other property so distributed shall be delivered to the Agent to be held for the benefit of the Secured Parties as collateral security for or to be applied towards payment of the Secured Obligations, as applicable.
     So long as no Default or Event of Default shall have occurred and be continuing, the Pledgor shall be entitled to vote the ownership interests in each Pledged Entity and to give consents, waivers and ratifications in respect of the ownership interests in each Pledged Entity; provided, however, that no vote shall be cast or consent, waiver or ratifications be given by the

Pledgor if the effect thereof would be to impair any of the Pledged Collateral or be inconsistent with or result in any violation of any of the provisions in the Credit Agreement or the notes and other documents executed or delivered in connection therewith. All such rights of the Pledgor to vote and give consents, waivers and ratifications with respect to the ownership interests in the Pledged Entities shall, at the Agent’s option, as evidenced by the Agent’s notifying the Pledgor of such election, cease in case an Event of Default shall have occurred and be continuing.
     6. Events of Default. The occurrence of any of the following events or conditions shall constitute a default hereunder (herein called “Events of Default”):
          (a) Default shall be made in the due and punctual payment of any principal of or premium, if any, or interest on any of the Secured Obligations as and when the same shall become due and payable (whether at maturity or at a date fixed for any prepayment or installment or by declaration or acceleration or otherwise) and such default shall continue beyond the expiration of the applicable period of grace, if any;
          (b) The breach, violation or other non-performance of any term, covenant, condition, agreement or obligation of Pledgor contained herein which is not cured within thirty (30) days’ after written notice thereof; or
          (c) Any Event of Default as defined or provided in the Credit Agreement shall occur.
     7. Rights and Remedies of Secured Parties. Upon the occurrence of any Event of Default, such Event of Default not having previously been waived, remedied or cured, the Secured Parties shall have the following rights and remedies:
          (a) All rights and remedies provided by law, including, without limitation, those provided by the Uniform Commercial Code;
          (b) All rights and remedies provided in this Agreement; and
          (c) All rights and remedies provided in the Credit Agreement or in the other Loan Documents, or in any other agreement, document or instrument pertaining to the Secured Obligations.
     8. Right to Transfer into Name of Agent, etc. Upon the occurrence and during the continuation of an Event of Default, but subject to the provisions of Section 10 hereof and of the Uniform Commercial Code or other applicable law, including applicable securities laws, the Agent may cause all or any of the Pledged Collateral to be transferred into its name or into the name of its nominee or nominees. So long as no Event of Default shall exist and be continuing and subject to the terms and conditions of the Loan Documents, the Pledgor shall be entitled to exercise, as the Pledgor shall deem fit, but in a manner not inconsistent with the terms hereof or of the Secured Obligations, the voting power and all other rights with respect to the Pledged Collateral.
     9. Additional Rights of Agent. Upon the occurrence and during the continuation of an Event of Default, the Agent for the benefit of the Secured Parties shall be entitled to receive from the Pledgor and retain, as collateral security for or applied to the payment of the Secured Obligations, as applicable, any and all dividends or other distributions at any time and from time to time declared or made upon any of the Pledged Collateral, and to exercise any and all rights of payment, conversion, exchange, subscription or any other rights, privileges or options pertaining to the Pledged Collateral as if it were the absolute owner thereof, including, without limitation, the right to exchange, at its discretion and for equivalent rights, any and all of the Pledged Collateral upon the merger, consolidation, reorganization, recapitalization or other readjustment of the Borrower or, upon the exercise of any such right, privilege or option pertaining to the Pledged Collateral, and in connection therewith, to deposit and deliver any and all of the Pledged Collateral with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Agent may determine, all without liability except to account for property actually received, but the Agent shall have no duty to exercise any of the aforesaid rights, privileges or options and shall not be responsible for any failure to do so or delay in so doing. The Pledgor hereby agrees to execute and deliver to the Agent for the benefit of the Secured Parties such additional powers, authorizations, proxies and other such documents as the Agent may reasonably request to accomplish the purposes of Sections 8 and 9 hereof.
     10. Right of Agent to Dispose of Collateral, etc.
          (a) Upon the occurrence of an Event of Default, such Event of Default not having previously been waived, remedied or cured, the Agent shall have the right at any time or times thereafter to sell, resell, assign and deliver all or any of the Pledged Collateral at any exchange or broker’s board or at public or private sale, and apply the proceeds to the payment of the Secured Obligations. Unless the Pledged Collateral is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, the Agent will give the Pledgor at least ten (10) days’ prior written notice in accordance with Section 20 hereof of the time and place of any public sale thereof or of the time after which any private sale or any other intended disposition of any of the Pledged Collateral is to be made. Any such notice shall be deemed to meet any requirement hereunder or under any applicable law (including the Uniform Commercial Code) that reasonable notification be given of the time and place of such sale or other disposition. Such notice may be given without any demand of performance or other demand, all such demands being hereby expressly waived by the Pledgor. Such sale or other disposition may be by public or private proceedings and may be made by way of one or more contracts, as a unit or in portions, at such time and place, by such method, in such manner, and on such terms as the Agent may reasonably determine. At any bona fide public sale the Agent shall be free to purchase all or any part of any or all of the Pledged Collateral. The Pledgor recognizes that the Agent may be unable to effect a public sale of all or any part of the Pledged Collateral by reason of certain prohibitions contained in the Securities Act of 1933, as amended (the “Securities Act”) or otherwise but may be compelled to resort to one or more private sales to a restricted group of purchasers, each of whom will be obligated to agree, among other things, to acquire all or any part of such Pledged Collateral for its own account, for investment and not with a view to the distribution or resale thereof. The Pledgor acknowledges that private sales so made may be at prices and upon other terms less favorable to the seller than if such Pledged Collateral was sold at public sales without such restrictions, and that the Agent has no obligation to delay sale of all or any part of such Pledged Collateral for the period of time necessary to permit such Pledged Collateral to be registered for public sale under the Securities Act. The Pledgor agrees that any such private sales shall not be deemed to have been made in a commercially unreasonable manner solely because they shall have been made under the foregoing circumstances.
          (b) The proceeds of any sale or other disposition of all or any part of the Pledged Collateral, together with any cash held as collateral hereunder, shall be applied by the Agent in accordance with the Credit Agreement.
          (c) The receipt of the Agent for the purchase money paid at any sale shall be a sufficient discharge therefor to any purchaser of the Pledged Collateral or other collateral sold. No such purchaser, after paying such purchase money and receiving such receipt, shall be bound to see to the application of such purchase money or any part thereof, or in any manner be answerable for any loss, misapplication or non-application of any such purchase money, or any part thereof, or be bound to inquire as to the authorization, necessity, expediency or regularity of any such sale.
     11. Collection of Amounts Payable on Account of Pledged Collateral, etc. Upon the occurrence and during the continuance of any Event of Default, such Event of Default not having previously been waived, remedied or cured, the Agent may, but without obligation to do so, demand, sue for and/or collect any money or property at any time due, payable or receivable, to which it may be entitled hereunder, on account of or in exchange for any of the Pledged Collateral and, subject to the terms hereof, shall have the right, for and in the name, place and stead of the Pledgor, to execute endorsements, assignments or other instruments of conveyance or transfer with respect to all or any of the Pledged Collateral.
     12. Credit Agreement. Notwithstanding any other provision of this Agreement, the rights of the parties hereunder are subject to the provisions of the Credit Agreement, including the provisions thereof pertaining to the rights and responsibilities of the Agent. In the event that any provision of this Agreement is in conflict with the terms of the Credit Agreement, the Credit Agreement shall control. Unless the context shall otherwise clearly indicate, the terms “Secured Party” and “Secured Parties” as used herein shall be deemed to include the Agent acting on behalf of the Secured Parties pursuant to the Credit Agreement. The term “Agent” as used herein shall include KeyBank National Association or any other Person acting as Agent for the Secured Parties pursuant to the terms of the Credit Agreement.
     13. Care of Pledged Collateral in Agent’s Possession. Beyond the exercise of reasonable care to assure the safe custody of the Pledged Collateral and the proceeds thereof while held hereunder, the Agent shall have no duty or liability to collect any sums due in respect thereof or to protect or preserve rights pertaining thereto, and shall be relieved of all responsibility for the Pledged Collateral upon surrendering the same to the Pledgor.
     14. Proceeds of Collateral. The proceeds of any sale or sales of the Pledged Collateral, together with any other additional collateral security at the time received and held hereunder, shall be received and applied in accordance with the Credit Agreement. In the event the proceeds of any sale, lease or other disposition of the Pledged Collateral and any other Collateral under the Loan Documents hereunder are insufficient to pay all of the Secured Obligations in full, the Borrower will be liable for the deficiency, together with interest thereon at the maximum rate provided in the Credit Agreement, and the cost and expenses of collection of such deficiency, including (to the extent permitted by law), without limitation, reasonable attorneys’ fees, expenses and disbursements.
     15. Waivers, etc. The Pledgor hereby waives presentment, demand, notice, protest and, except as is otherwise provided herein, all other demands and notices in connection with this Agreement or the enforcement of the Secured Parties’ rights hereunder or in connection with any Secured Obligations or any Pledged Collateral; consents to and waives notice of the granting of renewals, extensions of time for payment or other indulgences to the Borrower or the Pledgor or to any third party, or substitution, release or surrender of any collateral security for any Secured Obligation, the addition or release of Persons primarily or secondarily liable on any Secured Obligation or on any collateral security for any Secured Obligation, the acceptance of partial payments on any Secured Obligation or on any collateral security for any Secured Obligation and/or the settlement or compromise thereof. No delay or omission on the part of the Secured Parties in exercising any right hereunder shall operate as a waiver of such right or of any other right hereunder. Any waiver of any such right on any one occasion shall not be construed as a bar to or waiver of any such right on any future occasion. The Pledgor further waives any right it may have under the laws of the State of New York, under the laws of any state in which any of the Pledged Collateral may be located or which may govern the Pledged Collateral, or under the laws of the United States of America, to notice (other than any requirement of notice provided herein or in any other Loan Documents) or to a judicial hearing prior to the exercise of any right or remedy provided by this Agreement to the Agent or the Secured Parties and waives its rights, if any, to set aside or invalidate any sale duly consummated in accordance with the foregoing provisions hereof on the grounds (if such be the case) that the sale was consummated without a prior judicial hearing. The Pledgor’s waivers under this Section have been made voluntarily, intelligently and knowingly and after the Pledgor has been apprised and counseled by its attorneys as to the nature thereof and its possible alternative rights.
     16. Termination; Assignments, etc. This Agreement and the security interest in the Pledged Collateral shall terminate: (i) when all the Secured Obligations have been paid in full and have been terminated or Borrower shall have no further obligations with respect to said Secured Obligations, or (ii) upon such earlier time as set forth in the Credit Agreement. No waiver by the Agent or by any other holder of Secured Obligations of any default shall be effective unless in writing nor operate as a waiver of any other default or of the same default on a future occasion. In the event of a sale or assignment by any Secured Party of all or any of the Secured Obligations held by it, any Secured Party may assign or transfer its rights and interest under this Agreement in whole or in part to the purchaser or purchasers of such Secured Obligations, whereupon such purchaser or purchasers shall become vested with all of the powers and rights of a Secured Party hereunder. If and to the extent that any Secured Party retains any portion of the Secured Obligations or interest in any Interest or Collateral, such Secured Party will continue to have the rights and powers set forth herein with respect thereto.
     17. Reinstatement. Notwithstanding the provisions of Section 16, this Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any amount received by any Secured Party in respect of the Secured Obligations is rescinded or must otherwise be restored or returned by any such Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower, the Pledgor or upon the appointment of any intervenor or conservator of, or trustee or similar official for, the Borrower or the Pledgor, or any substantial part of their respective properties, or otherwise, all as though such payments had not been made.
     18. Governmental Approvals, etc. Upon the exercise by the Agent of any power, right, privilege or remedy pursuant to this Agreement which requires any consent, approval, qualification or authorization of any governmental authority or instrumentality, the Pledgor will execute and deliver, or will cause the execution and delivery of, all applications, certificates, instruments and other documents and papers that the Agent or any Secured Party may be required to obtain for such governmental consent, approval, qualification or authorization, provided nothing in this Agreement or the Credit Agreement shall require any registration or qualification for public sale or otherwise under the Federal or any State Securities Laws or the perfection of any exemption from such registration..
     19. Restrictions on Transfer, etc. To the extent that any restrictions imposed by the organizational documents of any Pledged Entity would in any way affect or impair the pledge of the Pledged Collateral hereunder or the exercise by the Agent of any right granted hereunder, including, without limitation, the right of the Agent to dispose of the Pledged Collateral upon the occurrence of any Event of Default, each Pledged Entity hereby waives such restrictions and the Pledgor hereby agrees that it will take any further action which the Agent may reasonably request in order that the Agent may obtain and enjoy the full rights and benefits granted to the Agent by this Agreement free of any such restrictions.
     20. Notices. Except as otherwise provided herein, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telephonic facsimile (fax), as follows:
(a) if to the Pledgor:
c/o Entertainment Properties Trust
30 Pershing Road, Suite 201
Kansas City, MO 64108
Attention: Mark A. Peterson, Vice President and CFO; and
Gregory K. Silvers, Esq. Vice President and General Counsel
Fax No. (816) 472-5794
With a copy to:
Stinson Morrison Hecker LLP
1201 Walnut Street, Suite 2900
Kansas City, Missouri 64106
Attn: Mark Ovington, Esq. and
          Jack A. Bowling, Esq.
          Fax No. (816) 412-8148

(b) if to any Pledged Entity:
c/o Entertainment Properties Trust
30 Pershing Road, Suite 201
Kansas City, MO 64108
Attention Mark A. Peterson, Vice President and CFO; and
               Gregory K. Silvers, Esq. Vice President and
               General Counsel
               Fax No. (816) 472-5794
With a copy to:
Stinson Morrison Hecker LLP
1201 Walnut Street, Suite 2900
Kansas City, Missouri 64106
Attn: Mark Ovington, Esq. and
Jack A. Bowling, Esq.
Fax No. (816) 412-8148
(c) if to the Agent, to
KeyBank National Association
225 Franklin Street, 18th Floor
Boston, Massachusetts 02110
Attention: KeyBank Institutional Real Estate,
Fax No. (617) 385-6292
With a copy to:
Burns & Levinson LLP
125 Summer Street
Boston, Massachusetts 02110
Attention: Frank A. Segall, Esq.
Fax No. (617) 345-3299.
          Any party hereto may change its address or fax number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
     21. Miscellaneous.
          (a) All rights of the Secured Parties hereunder shall inure to the benefit of their successors and assigns, and this Agreement shall bind the Pledgor’s successors and assigns. The term “Secured Party” shall be deemed to include any other holder or holders of the Secured Obligations.

          (b) This Agreement may be executed in any number of counterparts, and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which together shall constitute one and the same instrument.
          (c) If any provision hereof shall be invalid or unenforceable in any respect or in any jurisdiction, the remaining provisions hereof shall remain in full force and effect and shall be enforceable to the maximum extent permitted by law.
          (d) No consent, approval or waiver hereunder shall be binding unless in writing.
          (e) The pronouns used in this Agreement shall be construed as neuter, masculine or feminine, and as singular or plural, as the occasion may require.
     22. Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement, including the validity hereof and the rights and obligations of the parties hereunder, shall be construed in accordance with and governed by the laws of the State of New York. The Pledgor, to the extent that it may lawfully do so, hereby consents to service of process, and to be sued, in the State of New York and consents to the jurisdiction of the courts of the State of New York and the United States District Court for the District of New York, as well as to the jurisdiction of all courts to which an appeal may be taken from such courts, for the purpose of any suit, action or other proceeding arising out of any of its obligations hereunder or with respect to the transactions contemplated hereby, and expressly waives any and all objections it may have as to venue in any such courts. The Pledgor further agrees that a summons and complaint commencing an action or proceeding in any of such courts shall be properly served and shall confer personal jurisdiction if served personally or by certified mail to it in accordance with Section 20 hereof or as otherwise provided under the laws of the State of New York. Nothing in this Agreement shall affect any right the Agent or any Secured Party may otherwise have to bring an action or proceeding relating to this Agreement against the Pledgor or its properties in the courts of any jurisdiction. THE PLEDGOR IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION OR OTHER PROCEEDING INSTITUTED BY OR AGAINST SUCH PLEDGOR IN RESPECT OF ITS OBLIGATIONS HEREUNDER OR THE TRANSACTIONS CONTEMPLATED HEREBY.
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     IN WITNESS WHEREOF, the parties have executed this Pledge Agreement as a sealed instrument as of the date first above written.

PLEDGOR: 30 WEST PERSHING, LLC
By:	/s/ Mark A. Peterson
Name:	Mark A. Peterson
Title:	Vice President and CFO

SECURED PARTIES: KEYBANK NATIONAL ASSOCIATION, individually and as Agent for the Secured Parties
By:	/s/ Jeffry M. Morrison
Name:	Jeffry M. Morrison
Title:	Vice President, Institutional Capital Group

ACKNOWLEDGED BY:
EPT PENSACOLA, INC.

By:	/s/ Mark A. Peterson

Name: Mark A. Peterson
Title: Vice President and CFO
EPT HUNTSVILLE, INC.

By:	/s/ Mark A. Peterson

Name: Mark A. Peterson
Title: Vice President and CFO

SCHEDULE I
(to Pledge Agreement)
PLEDGED COLLATERAL

			Percentage of
		No. of	Shares	Certificate
Issuer	Description	Shares	Outstanding	No.(s)
EPT Pensacola, Inc.	Common Stock	100	100%	2
EPT Huntsville, Inc.	Common Stock	100	100%	1